Exhibit 1 to Item 8(c):



June 18, 1998




Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Gentlemen:


We have read Item 4 of Form 8-K/A of United States Exploration, Inc. with the date of May 19, 1998 and are in agreement with the statements contained in paragraphs 2 and 3 of such item on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Grant Thornton

GRANT THORNTON, LLP